Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2019, with respect to our audit of the consolidated balance sheet of RW Holdings NNN REIT, Inc. (the “Company”) as of December 31, 2018, the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, the related notes to such financial statements and Schedule III - Real Estate Assets and Accumulated Depreciation and Amortization, in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-233923) of the Company to be filed with the Securities and Exchange Commission.

/s/ SQUAR MILNER LLP

Irvine, California
October 18, 2019